FOR IMMEDIATE RELEASE:             Contact:  Joe Kopec
                                   The Dilenschneider Group
                                   312-553-0700



               MERCURY FINANCE COMPANY UPDATES STATUS OF FINANCES



     CHICAGO, June 11 --- Mercury Finance Company (NYSE: MFN) management said today that Bank of America has agreed to extend its $50 million credit facility through January 6, 1998 subject to the same terms and conditions as the existing agreement, including the extension of creditor waivers. The waivers, which expired June 10, enable the company to pledge assets to collateralize the Bank of America loan. The company continues negotiations to obtain extensions of creditor waivers.

     No funds are currently outstanding to Bank of America under the credit facility and none have been outstanding since the line was repaid in May. Mercury management said that the company's cash flow position is positive and the company does not anticipate the need to borrow any funds at the current time or in the near future.

     "In fact, we never utilized more than $10 million of the line for operational purposes," said William A. Brandt, Jr., president and chief executive officer. "Indeed, we have been able to pay expenses from cash flow including interest on all of our indebtedness."

     Company management remains committed to a timely completion of Mercury's 1996 audit of the financial statements as early as possible, and in line with estimates released in April. The first quarter 1997 financial results should be released soon thereafter.